As filed with the Securities and Exchange Commission on August 13, 2002.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
the Securities Act of 1933

MERCURY INTERACTIVE CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	77-0225776
(State of incorporation)	(I.R.S. Employer Identification Number)
1325 Borregas Avenue
Sunnyvale, California 94089
(408) 822-5200
(Address, including zip code, of Registrant’s principal executive offices)

1998 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the Plan)

Amnon Landan
President and Chief Executive Officer
Mercury Interactive Corporation
1325 Borregas Avenue
Sunnyvale, California 94089
(408) 822-5200
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Susan J. Skaer, Esq.
Vice President, General Counsel and Secretary
Mercury Interactive Corporation
1325 Borregas Avenue
Sunnyvale, California 94089
(408) 822-5200

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.002 par value	500,000 shares (1)	$18.98(2)	$9,490,000(2)	$873.08

(1)	This subtotal represents the sum of shares issuable upon purchase of shares under the 1998 Employee Stock Purchase Plan.

(2)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee, based on 85% of the average of the high and low prices per share of the Common Stock as reported on The Nasdaq National Market on August 5, 2002 because the price at which the shares will be issued in the future offering is not currently determinable. Pursuant to the Employee Stock Purchase Plan, which plan is incorporated by reference herein, the purchase price of a share of Common Stock shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Offering Date or the Exercise Date, whichever is lower.

PART II:

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    INFORMATION INCORPORATED BY REFERENCE

The following documents and information heretofore filed with the Securities and Exchange Commission are hereby incorporated by reference:

Item 3(a)

The Registrant’s Annual Report on Form 10-K filed on March 27, 2002 pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) which contains audited financial statements for the Registrant’s fiscal year ended December 31, 2001, the latest fiscal year end for which such statements have been filed.

Item 3(b)

All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in Item 3(a) above.

Item 3(c)

Items 1 and 2 of the Registrant’s Registration Statement on Form 8-A filed on September 9, 1993, as amended by Amendment No. 1 to Form 8-A filed on October 28, 1993, pursuant to Section 12 of the Exchange Act and Items 1 and 2 of the Registrant’s Registration Statement on Form 8-A filed on July 8, 1996, as amended by Amendment No. 1 to Form 8-A filed on April 2, 1999 and Amendment No. 2 to Form 8-A filed on May 22, 2000.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.    DESCRIPTION OF SECURITIES

Not Applicable.

Item 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by the Delaware General Corporation Law, the Registrant has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the By-laws of the Registrant provide that the Registrant is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Registrant is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The Registrant has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Registrant, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance if available on reasonable terms. At present, the Registrant is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Registrant in which indemnification would be required or permitted. The Registrant believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Item 7.    EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

Item 8.    EXHIBITS

Exhibit Number	Document

4.1	1998 Employee Stock Purchase Plan, as amended through February 2002.

5.1	Opinion of Counsel as to Legality of Securities being Registered.

23.1	Consent of Independent Accountants.

23.2	Consent of Counsel (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (see page 4).

Item 9.    UNDERTAKINGS

A.    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933 (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Mercury Interactive Corporation, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on August 9, 2002.

MERCURY INTERACTIVE CORPORATION

By:	/s/ Douglas P. Smith
Executive Vice President & Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amnon Landan, Douglas Smith and Susan J. Skaer, jointly and severally, as his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Amnon Landan AMNON LANDAN	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	August 9, 2002

/s/ Douglas P. Smith DOUGLAS P. SMITH	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 9, 2002

/s/ Bryan LeBlanc BRYAN LEBLANC	Vice President, Finance (Principal Accounting Officer)	August 9, 2002

/s/ Igal Kohavi IGAL KOHAVI	Director	August 9, 2002

/s/ Yair Shamir YAIR SHAMIR	Director	August 9, 2002

/s/ Giora Yaron GIORA YARON	Director	August 9, 2002

/s/ Kenneth Klein KENNETH KLEIN	Director	August 9, 2002

/s/ Clyde Ostler CLYDE OSTLER	Director	August 9, 2002

EXHIBIT INDEX

Exhibit Number	Document

4.1	1998 Employee Stock Purchase Plan, as amended through February 2002

5.1	Opinion of Counsel as to Legality of Securities Being Registered.

23.1	Consent of Independent Accountants.

23.2	Consent of Counsel (contained in Exhibit 5.1 hereto).

24.2	Power of Attorney (see page 4).

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